                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting  Material  Pursuant  to  Section  240.14a-11(c)  or
         Section 240.14a-12

                            United National Bancorp
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ /  $500  per  each party  to  the controversy  pursuant  to Exchange  Act
     Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
          Common
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
          5,000,000
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
          $125.00
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
          United National Bancorp
        ------------------------------------------------------------------------
     4) Date Filed:
          February 22, 1996
        ------------------------------------------------------------------------

                                     [LOGO]
                               1130 ROUTE 22 EAST
                         BRIDGEWATER, NEW JERSEY 08807

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 16, 1996

To Our Shareholders:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of United National Bancorp (the "Corporation") will be held at the Headquarters Building of Bancorp, 1130 Route 22 East, Bridgewater, New Jersey, on April 16, 1996 at 10:00 a.m., for the purpose of considering and voting upon the following matters:

     1. Electing seven directors to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified.

     2. An amendment to Bancorp's Certificate of Incorporation to increase the authorized common stock of Bancorp from 4,000,000 to 5,000,000 shares.

     3. Such other business as may properly come before the Meeting or any adjournment thereof.

    Only those shareholders of record as of the close of business on March 15, 1996 will be entitled to notice of, and to vote at, the Meeting. A list of such shareholders will be available at the Meeting.

    AN ANNUAL DISCLOSURE STATEMENT COVERING THE CORPORATION'S FINANCIAL RESULTS FOR THE PAST TWO YEARS IS AVAILABLE, BY REQUEST, AT ALL BRANCHES OF THE CORPORATION'S SUBSIDIARY, UNITED NATIONAL BANK ("UNB") AND THAT DISCLOSURE STATEMENT AND A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) MAY BE OBTAINED BY WRITING PIERCE A.R. BAUGH, VICE PRESIDENT & SECRETARY, UNITED NATIONAL BANCORP, P.O. BOX 6000, 1130 ROUTE 22 EAST, BRIDGEWATER, NEW JERSEY 08807-0010, OR BY CALLING 908-429-2365.


                                          By Order of the Board of Directors,

                                                     [SIGNATURE]
                                          Pierce A.R. Baugh
                                          VICE PRESIDENT & SECRETARY

Bridgewater, New Jersey
March 20, 1996


    THE ATTACHED PROXY STATEMENT SHOULD BE READ CAREFULLY. STOCKHOLDERS ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE TO THE CORPORATION. IF YOU ATTEND THE MEETING, YOU MAY SUPERSEDE YOUR EXECUTED PROXY BY VOTING IN PERSON.

    THIS YEAR'S ANNUAL MEETING IS BEING HELD AT THE HEADQUARTERS BUILDING OF THE CORPORATION, 1130 ROUTE 22 EAST, BRIDGEWATER, NEW JERSEY.

                                     [LOGO]
                               1130 ROUTE 22 EAST
                         BRIDGEWATER, NEW JERSEY 08807

                            ------------------------

                                PROXY STATEMENT
                              DATED MARCH 20, 1996

                            ------------------------

                      GENERAL PROXY STATEMENT INFORMATION

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of United National Bancorp (the "Corporation") of proxies for use at the Annual Meeting of Shareholders of the Corporation to be held at the Headquarters Building of the Corporation, 1130 Route 22 East, Bridgewater, New Jersey, on Tuesday, April 16, 1996 at 10:00 A.M. local time. This Proxy Statement is first being mailed to shareholders on approximately March 20, 1996.

                               VOTING INFORMATION

    The record date for determining shareholders entitled to notice of and to vote at the Meeting is March 15, 1996. Only shareholders of record as of that date will be entitled to notice of, and to vote at, the Meeting.


    On the record date, 3,633,794 shares of the Corporation Common Stock, $2.50 par value, were outstanding and eligible to be voted at the Meeting. Each share of the Corporation Common Stock is entitled to one vote.


    All shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the election of the seven nominees for director who are named in the Proxy Statement and will be voted in favor of the amendment to the Certificate of Incorporation (the "Certificate") to increase the authorized stock of the Corporation unless the shareholder specifies a different choice by means of the proxy or revokes the proxy prior to the time it is exercised. Should any other matters properly come before the Meeting, the persons named as proxies will vote upon such matters according to their discretion unless the shareholder otherwise specifies in the proxy.


    Please return your proxy in the enclosed envelope (addressed to The Bank of New York, serving as Registrar of our stock) sufficiently early to assure that it will be received prior to the time set for the Meeting. You are, of course, welcome to attend the Meeting and vote in person if you wish.


    Please note that  proxies may be  revoked in  person at the  Meeting, or  by written and signed order of the shareholder if the revocation notice is delivered to the the Corporation's Headquarters, 1130 Route 22 East, Bridgewater, New Jersey 08807, Attention: Pierce A.R. Baugh, Vice President & Secretary, prior to 4:00 P.M. on April 15, 1996.

    The enclosed proxy is solicited by the Board of Directors of the Corporation, and the cost of that solicitation will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone by officers, directors and employees of the Corporation who will not be specially compensated for such solicitation activities. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons and the Corporation will reimburse such persons for their reasonable expenses incurred in that connection.

    Approval of the Amendment to the Corporation's Certificate requires the affirmative vote of a majority of the Corporation's Common Stock voted at the Meeting, whether in person or by proxy. Election of directors requires the affirmative vote of a plurality of the Corporation's Common Stock voted at the Meeting, whether in person or by proxy. THE CORPORATION'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT AND FOR MANAGEMENT'S NOMINEES FOR DIRECTOR.

    At the Meeting, inspectors of election will tabulate both ballots cast by shareholders present and voting in person, and votes cast by proxy. Under applicable state law and the Corporation's Certificate and Bylaws, abstentions and broker non-votes are counted for purposes of establishing a quorum but otherwise do not count. Generally, the approval of a specified percentage of shares voted at a shareholder meeting is required to approve a proposal and thus abstentions and broker non-votes have no effect on the outcome of a vote. Where state law or the Corporation's Certificate or Bylaws require that the matter voted upon be approved by a specified percentage of the OUTSTANDING shares, then abstentions and broker non-votes have the same effect as negative votes.

                           I.  ELECTION OF DIRECTORS

    The Corporation's Board of Directors has been divided into three classes of approximately equal size. Directors are generally elected for three-year terms on a staggered-term basis, so that the term of office of one class will expire each year and the terms of office of the other classes will extend for additional periods of one and two years, respectively. This year five nominees have been nominated to serve three-year terms expiring in 1999; one nominee has been nominated to serve a two year term expiring in 1998, and one nominee has been nominated for a one year term, expiring in 1997.

    Shareholders will elect seven directors at the Meeting. Table I identifies the nominees selected by the Board of Directors for election to the Board at the Meeting. Table II identifies the individuals whose terms of office extend beyond the Meeting.

    Unless a shareholder either indicates "withhold authority" on the proxy, or indicates on the proxy that his or her shares should not be voted for certain nominees, it is intended that the proxy be voted for the persons named in Table I to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified.

    Table I and Table II set forth the names and ages of the nominees for election to director, the directors whose terms extend beyond 1996, the other positions and offices presently held by each person within the Corporation, the period during which each person has served on the Board of Directors of the Corporation (or, for the period prior to August 1, 1988, the Board of Directors of the Corporation's primary subsidiary, United National Bank ("UNB")), the expiration of their respective terms, and the principal occupations and employment of each such person during the past five years.

                                    TABLE I
                       NOMINEES FOR ELECTION AS DIRECTORS

                                         DIRECTOR                                   PRINCIPAL OCCUPATION OR
NAME                           AGE         SINCE     EXPIRATION                  EMPLOYMENT FOR PAST FIVE YEARS
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
C. Douglas Cherry                  59         1993         1999   President & Chief Executive Officer Cherry, Weber &
                                                                  Associates, P.C. (consulting engineers).
Thomas C. Gregor                   50         1992         1999   Chairman of the Board, President and Chief Executive Officer
                                                                  of the Corporation since March 4, 1993; Chairman, President and Chief Executive Officer of UNB since June 1, 1992;
                                                                  previously Senior Vice President -- Commercial Lending of
                                                                  National Westminster Bank NJ and its predecessors.
John W. McGowan III                44         1996         1998   Attorney and Director; Herold and Haines, PA (law firm).
                                                                  Specializing in corporate transactions and bank lending
                                                                  matters.
Patricia A. McKiernan              57       --             1999   Executive Vice President Hunterdon Medical Center since
                                                                  1992. Vice-President, Public Affairs 1981-1992.
Charles N. Pond, Jr                44         1996         1997   Owner, operator, The Oil Peddler, Inc. and General Manager
                                                                  Hall Oil Company, Inc. (retail fuel oil).
David R. Walker                    61         1994         1999   Vice Chairman, Bollinger-Fowler Company (insurance agency).
George J. Wickard                  64         1993         1999   Retired; formerly Vice President and General Manager, United
                                                                  Telephone of New Jersey, Inc.

                                    TABLE II
             DIRECTORS WHOSE TERMS EXTEND BEYOND THE ANNUAL MEETING

                                         DIRECTOR                                   PRINCIPAL OCCUPATION OR
NAME                           AGE         SINCE     EXPIRATION                  EMPLOYMENT FOR PAST FIVE YEARS
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
George W. Blank                    57         1994         1998   President and Chief Executive Officer, The MedTech Group,
                                                                  Inc.
Charles E. Hance                   52         1981         1998   Senior Vice President and General Counsel, Beneficial
                                                                  Management Corp., Peapack, N.J. (provides supervisory, audit and accounting services for several divisions of of
                                                                  Beneficial Corp.).
John R. Kopicki                    52         1993         1998   President and Chief Executive Officer of Muhlenberg Regional
                                                                  Medical Center.
Kenneth W. Turnbull                77         1969         1998   Retired; Chairman Emeritus; previously Chairman of the Board and Chief Executive Officer of the Corporation.
Donald A. Buckley                  69         1987         1997   Retired; previously President and Chief Operating Officer of the Corporation, Chairman of the Board of UNB; served as
                                                                  President and Chief Executive Officer of UNB until June
                                                                  1992.
Richard C. Marder                  82         1966         1997   Proprietor, Graftek, Plainfield, N.J. Advertising and
                                                                  business printing.
Antonia S. Marotta                 66         1994         1997   Founder and President, Lean Line, Inc. (weight loss
                                                                  motivation programs).
Ronald E. West                     46         1994         1997   Senior Manager, Telecommunications & Office Automation,
                                                                  Shearman & Sterling (law firm).

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Corporation's Board of Directors had six regular meetings and no special meetings in 1995.

    There were five standing committees appointed by the Corporation's Board at the June 20, 1995 meeting. These are in addition to the nine Committees of the UNB Board. The Corporation's Committees are:

    EXECUTIVE COMMITTEE. The principal function of the Executive Committee is to exercise the authority of the Board of Directors in the management and affairs of the Corporation, as required, between meetings of the Board. The members are Mr. Gregor (Chairman), Mrs. Marotta and Messrs. Blank, Buckley and Turnbull. The Executive Committee did not meet during 1995.

    AUDIT COMMITTEE. This committee (which also serves as the audit committee for UNB) supervises internal audits of the Corporation and UNB, reviews reports of internal and external auditors engaged by the Corporation and UNB, makes recommendations for changes in relevant systems and policies, and recommends the appointment of outside auditors. The members are Messrs. Marder (Chairman), Cherry, Walker and Wickard. The Audit Committee met seven times in 1995.

    STRATEGIC PLANNING COMMITTEE. This committee develops a strategic plan containing the Corporation's mission statement and assesses progress periodically. The committee also reviews capital adequacy and other resources. The members are Messrs. Gregor (Chairman), Blank, Cherry, Kopicki and West, as well as four non-director officers of the Corporation. The Strategic Planning Committee met two times in 1995.

    NOMINATION COMMITTEE. This committee makes recommendations with respect to nominees for election to the Board of Directors at the Annual Meeting of Shareholders and nominees to fill vacancies in the Board membership between Meetings. The Nomination Committee has not established specific procedures for receiving recommendations from shareholders for nominees for election to the Board of Directors, but will consider any such recommendations brought to the attention of the committee. Members of the committee are Mr. Turnbull (Chairman), Mrs. Marotta and Messrs. Gregor, Hance, Kopicki, and Wickard. The Nominating Committee met once in 1995.

    STOCK BASED INCENTIVE PLAN COMMITTEE. This committee has full power and discretion to interpret and administer the Corporation's Long Term Stock Based Incentive Plan. The committee establishes selection guidelines and selects eligible persons for participation in the Plan. Members of the committee are Mr. Blank (Chairman), Mrs. Marotta, and Messrs. Cherry, Hance, Kopicki, Marder, Walker, West and Wickard. The committee met once in 1995.

    All Directors attended no fewer than 75% of the total number of meetings held by the Corporation Board and all committees of the Board on which they served (during the period they served) in 1995, except Mr. Blank and Mr. Hance who attended 55% and 50% of such meetings, respectively.

                            DIRECTORS' COMPENSATION

    The Directors of the Corporation receive a retainer of $4,000 per year and UNB Directors $3,500. In addition, the Corporation and UNB Directors receive $450 for each Board and committee meeting attended. Mr. Blank received an additional $2,000 as Chairman of both the Stock Based Incentive Plan Committee and the Compensation Committee, and Mr. Marder received an additional $3,500 as Chairman of both the Corporation and UNB Audit Committees.

    The total fees paid to all Directors for the Corporation's Board and committee meetings during 1995 were $85,211. The total fees paid to all Directors for UNB Board and committee meetings during 1995 were $212,319. These amounts include fees which Directors elected to defer under a deferred compensation plan.

    The Corporation has a stock option plan (the "Director Plan") under which each director of the Corporation who is not also an employee of the Corporation or its affiliates, and has not been an employee for at least one year (a "Non-Employee Director"), is eligible to receive options. Following the Corporation's 1995 Annual Meeting at which shareholders approved the Director Plan, each then current director of the Corporation except Mr. Gregor, a total of 11 persons, was granted an option to purchase 1,000 shares of Common Stock. Thereafter, each eligible person who is elected or re-elected at an annual meeting of the Corporation's shareholders will be automatically granted an option, with the number of shares purchasable thereunder based on the term to which such person is elected: 1,000 shares for a three-year term, 667 shares for a two-year term, or 333 shares for a one-year term. Assuming that all Non-Employee Director nominees are elected at this year's Meeting, four of them (Messrs. Cherry, Walker and Wickard and Ms. McKiernan) will be granted an option to purchase 1,000 shares of Common Stock; one of them (Mr. McGowan) will be granted an option to purchase 667 shares of Common Stock; and one of them (Mr.
Pond) will be granted an option to purchase 333 shares of Common Stock.

    All options granted under the Director Plan have terms of ten years, subject to earlier termination as provided in the Director Plan. Subject to accelerated vesting upon a change in control of the Corporation, retirement, death or disability of the director, options granted pursuant to the Director Plan become exercisable as follows: 333 shares of Common Stock become exercisable one year after the grant, the next 334 shares (if the option is for 667 or 1,000 shares) become exercisable two years after the grant, and the final 333 shares (if the option is for 1,000 shares) become exercisable three years after the grant. Options are granted at an exercise price equal to the fair market value (on the date of grant) of Common Stock purchasable thereunder.

            STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDER

    The following table sets forth, as of January 31, 1996, the number of shares of the Corporation's outstanding common stock beneficially owned by the Directors of the Corporation, the nominees for Director, the executive officers of the Corporation for whom individual information is required to be set forth in this Proxy Statement ("Named Officers") pursuant to the regulations of the Securities and Exchange Commission (the "Commission"), all Directors and executive officers of the Corporation as a group, and each person or group known by the Corporation to be the beneficial owner of more than 5% of Corporation's outstanding common stock.

                                                       NO. OF SHARES       PERCENT OF
                                                       BENEFICIALLY       OUTSTANDING
                       NAME                                OWNED             SHARES
---------------------------------------------------  -----------------  ----------------
George W. Blank                                               539              *
Donald A. Buckley                                           9,382              *
C. Douglas Cherry                                           2,983              *
Warren R. Gerleit                                           6,141(1)           *
Thomas C. Gregor                                           12,873(2)           *
Charles E. Hance                                            1,441              *
John R. Kopicki                                               443              *
Donald W. Malwitz                                           6,988(3)           *
Richard C. Marder (4)                                       1,770              *
Antonia S. Marotta                                          1,026              *
Patricia A. McKiernan                                         200              *
John W. McGowan III                                           500              *
Charles N. Pond, Jr. (5)                                    2,653              *
Ralph L. Straw, Jr                                          2,212              *
Kenneth W. Turnbull                                         5,859(6)           *
David R. Walker                                             6,561              *
Ronald E. West                                                340              *
George J. Wickard                                             493              *
Directors and Executive Officers as a Group (25
 persons) (8)                                              80,653(7)            2.2%
5% SHAREHOLDER
---------------------------------------------------
Mrs. C. Northrop Pond (4)(5)
 1241 Cooper Road
 Scotch Plains, NJ 07076                                  327,364(9)              9%

------------------------
*   Less than one percent.

(1) Of this total, 2,770 shares are held by Mr. Gerleit and he has the right to acquire an additional 3,371 shares pursuant to options exercisable within 60 days.

(2) Of this total, 6,131 shares are held by Mr. Gregor and he has the right to acquire an additional 6,742 shares pursuant to options exercisable within 60 days.

(3) Of this total, 2,798 shares are held by Mr. Malwitz and he has the right to acquire an additional 4,190 shares pursuant to options exercisable within 60 days.

(4) Mrs. Pond and Mr. Marder are sister and brother.

(5) Mrs. Pond and Charles N. Pond, Jr. are mother and son.

(6) Of this total, 2,577 are shares held by Mr. Turnbull's wife.

(7)  The  total  of  80,653  shares  includes  5,418  shares  held  jointly   or
    individually by spouses and/or other members of the household of the directors and all executive officers.

(8) The total unnamed executive officers have the right to purchase 11,038 shares pursuant to options exercisable within 60 days.

(9) Mrs. Pond holds 129,123 shares in her personal trust. The remaining 198,241 shares in this figure are held in trusts for which Mrs. Pond serves as Trustee and has the sole voting rights.

                       CORPORATION EXECUTIVE COMPENSATION

GENERAL

    Compensation of Corporation executives is described below in the tabular format mandated by the Commission. The letters in parentheses below each column heading are the letters designated by the Commission for such columns, and are provided to make it easier to compare the compensation of the Corporation's executives with that of the executives of other Commission reporting companies. The absence of any table or column designated by the Commission means that no compensation was paid or earned which would be required to be described in such table or column.

SUMMARY COMPENSATION TABLE

    The following table summarizes all compensation earned in the past three years for services performed in all capacities for the Corporation and UNB with respect to the Named Officers.


                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM COMPENSATION
                                                                     ----------------------------------
                                                                                   AWARDS
                                                                     ----------------------------------
             (A)                             ANNUAL COMPENSATION           (E)               (F)
           NAME AND                        ------------------------    RESTRICTED        SECURITIES             (G)
          PRINCIPAL                (B)         (C)          (D)           STOCK          UNDERLYING          ALL OTHER
           POSITION               YEAR     SALARY ($)    BONUS ($)    AWARD(S) ($)    OPTIONS/SARS (#)    COMPENSATION ($)
------------------------------  ---------  -----------  -----------  ---------------  -----------------  ------------------
Thomas C. Gregor,                    1995     212,000      100,000         --                 6,360             8,196(1)
 Chief Executive Officer             1994     188,000       84,600      41,113(2)(3)         13,483             8,433(4)
 of the Corporation and UNB          1993     165,000       11,550         --                --                 1,080(5)
Donald W. Malwitz,                   1995     131,000       30,000         --                 2,120             4,626(1)
 V.P. & Treasurer of                 1994     126,400       37,920       9,488(2)(3)          2,247             4,531(4)
 the Corporation and Executive       1993     122,400        8,568         --                --                 1,080(5)
 V.P. & Chief Financial
 Officer of UNB
Warren R. Gerleit,                   1995     123,000       33,000         --                 3,180             6,846(1)
 Executive Vice President,           1994     116,600       34,800      25,300(2)(3)          6,742             6,592(4)
 Lending, of UNB                     1993     110,000        7,700         --                --                   878(5)
Ralph L. Straw, Jr.                  1995     110,000       25,000      19,500(2)(3)          4,240             6,196(1)
 Executive Vice President            1994     102,500       30,750         --                --                  --
 and General Counsel of UNB          1993      --           --             --                --                  --

------------------------
(1) In January 1994 UNB established a 401(k) Plan available to all employees. The amounts shown represent UNB's 1995 contribution on behalf of the executive to the 401(k) (Mr. Gregor -- $7,500; Mr. Malwitz -- $3,900; Mr. Gerleit -- $6,150; and Mr. Straw -- $5,500) and term life insurance premiums paid for the executive by UNB (Mr. Gregor -- $696; Mr. Malwitz -- $696; Mr. Gerleit -- $696; and Mr. Straw -- $696).


(2) All restricted stock awards vest 50% two years after the date of grant, an additional 25% after three years, and the remaining balance after four years. The restricted stock also vests in full upon retirement under normal conditions. All dividends on the restricted stock, whether in cash or securities, are fully vested immediately. The dollar amounts shown reflect the value at the date of grant.

(3) As of December 31, 1995, Mr. Gregor held 1,300 shares of restricted stock with a value of $44,200; Mr. Malwitz held 300 shares of restricted stock with a value of $10,200; Mr. Gerleit held 800 shares of restricted stock with a value of $27,200; and Mr. Straw held 600 shares of restricted stock with a value of $20,400.

(4) The amounts shown represent UNB's contribution on behalf of the executive to the 401(k) (Mr. Gregor -- $7,737; Mr. Malwitz -- $3,835; Mr. Gerleit -- $5,896; and Mr. Straw -- $3,086) and term life insurance premiums paid for the executive by UNB (Mr. Gregor -- $696; Mr. Malwitz -- $696; Mr. Gerleit -- $696; and Mr. Straw -- $471).

(5) This amount represents term life insurance premiums paid for the officer by UNB.

OPTION GRANTS IN 1995

    The following table shows the options granted to Named Officers in 1995, and their potential value at the end of the option term, assuming certain levels of appreciation of the Corporation's Common Stock. While the Commission-mandated column headings refer to stock appreciation rights ("SARs"), the Corporation has not awarded any SARs to its executive officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE VALUE
                             -------------------------------------------------     AT ASSUMED ANNUAL RATES OF
                               NUMBER OF      PERCENT OF TOTAL                      STOCK PRICE APPRECIATION
                               SECURITIES       OPTIONS/SARS                          FOR OPTION TERM (1)
                               UNDERLYING        GRANTED TO       EXERCISE OR   --------------------------------
                              OPTIONS/SARS      EMPLOYEES IN      BASE PRICE    EXPIRATION
           NAME               GRANTED (#)       FISCAL YEAR         ($/SH)         DATE       5%($)     10%($)
---------------------------  --------------  ------------------  -------------  ----------  ---------  ---------
            (A)                   (B)               (C)               (D)          (E)         (F)        (G)
Thomas C. Gregor                   6,360   (2)             15    %        32.50   1/1/05      130,000    329,448
Donald W. Malwitz                  2,120   (2)              5    %        32.50   1/1/05       43,333    109,516
Warren R. Gerleit                  3,180   (2)              8    %        32.50   1/1/05       65,000    164,724
Ralph L. Straw, Jr.                4,240   (2)             10    %        32.50   1/1/05       86,666    219,362

------------------------
(1) The dollar amounts under these columns are the result of calculations at the 5% and the 10% rates set by the Commission and therefore are not intended to forecast possible future appreciation, if any, of the Corporation's stock price.

(2) These options become exercisable at the rate of 50% on January 1, 1997, 25% on January 1, 1998 and 25% on January 1, 1999.

AGGREGATED OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUE

    The following table shows  options exercised during 1995,  and the value  of
unexercised   options  held  at  year-end  1995,  by  the  Named  Officers.  The
Corporation does not use SARs as compensation.

                    AGGREGATED OPTIONS/SAR EXERCISES IN THE
                 LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                            NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED        IN-THE-MONEY
                                                              OPTIONS AT FISCAL         OPTIONS/SARS AT
                                                                YEAR-END (#)          FISCAL YEAR-END ($)
                          SHARES ACQUIRED       VALUE      -----------------------  -----------------------
         NAME             ON EXERCISE (#)   REALIZED ($)   EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
-----------------------  -----------------  -------------  -----------------------  -----------------------
          (A)                   (B)              (C)                 (D)                      (E)
Thomas C. Gregor               --               --              6,740/13,103            219,050/425,848
Donald W. Malwitz              --               --               3,066/4,367            99,645/141,928
Warren R. Gerleit              --               --               3,371/6,551            109,558/212,908
Ralph L. Straw, Jr.            --               --                 0/4,240                 0/137,800

PENSION PLAN

    UNB has a regular Pension Plan under which executive officers and salaried employees may qualify under essentially the same standards. The annual pension payable under the Pension Plan is equal to the sum of:


        (1) The employee's accrued benefit as of December 31, 1986 (1.1875% of 1986 basic compensation, plus 0.5% of such compensation in excess of $7,800, all multiplied by the number of years of credited service as of December 31,
    1986); plus


        (2) From January 1, 1987 through December 31, 1988, and for each year after December 31, 1988 in which the employee has less than 35 years of benefit accruals, 1.5% of basic compensation for such year, plus 0.5% of such compensation in excess of $7,800; plus

        (3) For each year after December 31, 1988 in which the employee has 35 or more years of benefit accruals, 2% of basic compensation for such year.

    In 1994 a $150,000 compensation limit became effective on pension plans. Only Mr. Gregor is affected at this time and his benefit declined when compared to last year.

    The estimated annual benefits payable upon retirement at normal retirement age (65) to the Named Officers are:

                                                       ESTIMATED ANNUAL BENEFITS
                                                    --------------------------------
                                                       ASSUMING
                                                       4% ANNUAL       ASSUMING NO
                                                        SALARY           SALARY
NAME                                                   INCREASES        INCREASES
--------------------------------------------------  ---------------  ---------------
Thomas C. Gregor                                       $  64,154        $  50,733
Donald W. Malwitz                                         78,746           72,605
Warren R. Gerleit                                         61,644           46,548
Ralph L. Straw, Jr.                                       32,374           26,833

EMPLOYMENT, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

    As of August 15, 1994, the Corporation and UNB entered into employment and change-in-control agreements with six executive officers, including each of the Named Officers. Each agreement provides for the employment of the executive from August 1, 1994 through July 30, 1998, at a minimum base salary equal to the executive's salary as of August 1, 1994. Under the agreement, the executive is entitled to participate in all incentive compensation and stock award plans, all pension, profit sharing or other retirement plans, and all medical, disability and life insurance plans made available to other executives of the Corporation. Such plans may not be terminated or altered in a manner adverse to the executive following a change in control of the Corporation, as defined in the agreement.


    Each agreement also provides for the following compensation upon termination of the executive's employment; upon the executive's death up to six month's base salary to the extent that the Corporation has not provided life insurance with benefits equal to 200% of the executive's base salary; upon termination due to disability, up to six months' base salary to the extent that the Corporation has not provided disability insurance with benefits equal to 100% of the executive's base salary; if the termination is by the Corporation due to the executive's poor performance (which form of termination is only permitted prior to a change in control), one year's base salary; if the termination is by the Corporation without cause prior to a change in control, two years' base salary (one year for Mr. Straw); if the termination is by the Corporation without cause after a change in control or if after a change in control the executive resigns for good reason (generally defined to include material reductions in the executive's status or benefits), a lump sum equal to (x) the cash value (determined by a formula) of any stock options, restricted stock or other stock plan awards from the Corporation to the executive which are not vested on the date of the termination, plus (y) a multiple (2.99 for Mr. Gregor and 2.0 for the other executives) of the average annual compensation (including base salary and bonus) paid to the executive during the five year period prior to the change in control. The change in control payments to the executives will be reduced if and to the extent necessary to comply with the limitations imposed upon parachute payments under Section 280G of the Internal Revenue Code, which limits all payments contingent on a change in control to an amount not to exceed three times the executive's average taxable wage compensation in the five years prior to a change in control.


    Each agreement defines "change in control" generally to mean any of the following: (1) any person or group (other than the Corporation) acquires 25% or more of the Corporation's and/or UNB's voting securities or all or substantially all of its assets; (2) the Corporation and/or UNB agrees to merge with an unaffiliated entity and (a) the Corporation's or UNB's directors immediately prior to such merger will constitute less than a majority of the directors of the surviving entity or (b) less than 75% of the outstanding voting securities of the surviving entity will be beneficially owned by the stockholders of the Corporation immediately prior to the merger; (3) the Corporation and/or UNB agrees to transfer all or substantially all of its assets, other than to a wholly-owned subsidiary of the Corporation; or (4) a majority of the directors of either the Corporation or UNB are persons who were not (a) directors on August 15, 1994 ("current members"), (b) nominated by the affirmative vote of a majority of the current members at the time of their nomination ("future designees") or (c) nominated by the affirmative vote of a majority of the current members and future designees, taken as a group.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    The members of UNB's Compensation Committee during 1995 were Messrs. Blank (Chairman), Buckley, Gregor, Hance and Kopicki.


    Among those who served on the Board of Directors during 1995 and thus were ultimately responsible for setting executive officer compensation, Mr. Gregor was himself an executive officer of the Corporation. Mr. Gregor participated in deliberations of the Corporation's and UNB's boards of directors concerning compensation of executive officers other than himself.

    Directors and officers of the Corporation and their associates were customers of and had transactions with UNB in the ordinary course of business during the year ended December 31, 1995. Similar transactions may be expected to take place with the Corporation's subsidiaries in the future. Outstanding loans and commitments made by UNB in transactions with the Corporation's directors and officers and their associates were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or present other unfavorable features.

              BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

    THE FOLLOWING REPORT, A REQUIREMENT OF THE COMMISSION, WAS PREPARED BY THE BOARD OF DIRECTORS OF THE CORPORATION.

    UNB is the primary subsidiary of the Corporation, and the compensation of senior officers of UNB (who may be deemed "executive officers" of the Corporation for Commission reporting purposes) is normally established by the full Board of Directors of UNB, based on recommendations made to it by its Compensation Committee. The Compensation Committee is composed of five directors who, in 1995, were Messrs. Blank (Chairman), Buckley, Gregor, Hance and Kopicki. Mr. Gregor does not participate in the committee deliberations with respect to his own compensation.

    In 1994, the Board of Directors of UNB made a number of changes in the way it set compensation for UNB's senior officers. First, the Board adopted a new performance-based bonus program, used to determine bonuses for officers at or above the Vice President level. In 1995, the group compensated using this system was expanded to include all UNB employees. The Board of Directors or, in the case of employees under the rank of Vice President, UNB management, sets specific, measurable goals to be obtained by both UNB and the individual officer or employee. At year end, the performance of both UNB and the officer or employee are measured and bonuses are determined using a matrix under which the performance of UNB and the officer or employee each contribute to the bonus available for such officer or employee. Specified levels of performance must be met by both UNB and the officer or employee before any bonus is payable.

    In addition, beginning in 1994 the Corporation made available to all employees, including the Named Officers, a 401(k) Plan pursuant to which the employees may make contributions and the Corporation may match such contributions, up to a maximum match of 5% of the employee's compensation. In 1995, the Corporation undertook to match 50% of each employee's contribution (up to the 5% compensation cap) and to match an additional 50% (subject to the cap) if UNB met its approved budget for the year. That budget was met and employee contributions were matched 100% in 1995. Prior to 1994, UNB had a profit sharing plan for which all employees, including executive officers, were eligible for awards. The profit sharing plan was not utilized and no awards were made under it in 1995.


    During 1995, Mr. Thomas C. Gregor served as Chairman, President and Chief Executive Officer of UNB, and Chairman, President and Chief Executive Officer of the Corporation. Mr. Gregor's base salary for 1995 was set by the Board of UNB based upon his performance in executing his responsibilities in those positions in 1994 and the performance anticipated from him in 1995 and future years. The Board also considered the objectives set by the Board for UNB for 1995, the overall performance of the Corporation and UNB and Mr. Gregor's ability to develop and motivate employees to meet the Corporation's short- and long-term objectives. Mr. Gregor's 1995 bonus was set based on the matrix derived under UNB's new performance-based bonus program, described above. The financial measures used to determine Mr. Gregor's performance on the matrix were the achievement of projected budget results, the completion of specified corporate projects for 1995 within time and within budget, the achievement of specified minimum financial ratios and the achievement of specified goals with respect to UNB's internal quality program, financial performance and growth.

    With respect to 1995 compensation for senior officers, the Compensation Committee based its recommendations, and the full Board based its actions, on the duties and responsibilities of the officer in question, the performance of UNB and of the particular officer in 1994, and the performance anticipated from the officer in 1995 and future years. Based upon UNB's new performance-based bonus program, described above, bonuses for each senior officer were set based on a matrix, which in turn was based on goals set for the senior officer and for UNB as a whole. The CEO or, in some instances, the senior officer's other supervising officer, set the goals for each senior officer.

    Another compensation tool which the Board uses to relate executive compensation to the performance of the Corporation and UNB as a whole is the Corporation's Stock Based Incentive Plan. Recommendations for awards under this plan are made to the full Board of Directors by its Stock Based Incentive Plan Committee. The Committee is composed of non-management directors who, in 1995, were Messrs. Blank (Chairman), Cherry, Hance, Kopicki, Marder, Walker, West and Wickard and Mrs. Marotta. Mr. Gregor was awarded options to acquire 6,000 shares of Corporation Common Stock pursuant to this plan in 1995, and other Named Officers were awarded a total of 9,000 options under this plan in 1995.

    Detailed information related to the compensation of the Named Officers is shown in the compensation tables above.


    As  part of the 1993 Omnibus Budget Reconciliation Act ("OBRA '93") -- under
Section 162(m) of the Internal Revenue Code -- effective for taxable years beginning on or after January 1, 1994, companies are subject to limits on the deductibility of executive compensation OBRA '93 limited deductible compensation for each executive officer to $1 million per year. Certain forms of compensation are exempt from this deductibility limit, primarily performance-based compensation which is approved by shareholders. Based on its 1995 salaries, profit-sharing awards and incentive plan awards, the Corporation does not expect any of its executive officers to exceed the $1 million deductibility threshold during the 1996 tax year.


    THE BOARD OF DIRECTORS

George W. Blank      Richard C. Marder
Donald A. Buckley    Antonia S. Marotta
C. Douglas Cherry    Kenneth W. Turnbull
Thomas C. Gregor     David R. Walker
Charles E. Hance     Ronald E. West
John R. Kopicki      George J. Wickard

                               PERFORMANCE GRAPH


    The following graph is a requirement of the Commission. The graph compares the cumulative total return on a hypothetical $100 investment made on December 30, 1990 in: (a) the Corporation's Common Stock; (b) the CRSP Index for the NASDAQ Stock Market (U.S. Companies); and (c) the Keefe, Bruyette & Woods 50 ("KBW 50") Index. The graph is calculated assuming that dividends are reinvested during the relevant periods. The graph shows how a $100 investment would increase or decrease in value over time, based on dividends (stock or cash) and increases or decreases in the market price of the stock.



    This year, the Corporation switched from a self-determined peer group of New Jersey based bank holding companies to the KBW 50, an index composed of fifty money center and regional banks. Since the Corporation began preparing these performance graphs, the composition of the peer group has had to be changed every year due to mergers and corporate reorganizations. The Corporation believes that the limited number and geographical proximity of the banks in the peer group have tended to make the peer group returns unduly volatile, whereas the KBW 50 Index should provide a consistent means for comparing the performance of the Corporation's Common Stock against other financial institutions generally. The comparable figures in the graph below for the Corporation's 1994 peer group (B.M.J. Financial Corporation; Broad National Bancorporation; Garden State BancShares, Inc.; HUBCO, Inc.; Interchange Financial Services Corporation; Midlantic Corporation; Summit Bancorporation; and Valley National Bancorp) would have been: 12/30/90 -- $100.00; 12/29/91 -- $128.30; 12/31/92 -- $272.22;
12/31/93 -- $319.00; 12/31/94 -- $349.88; 12/31/95 -- $645.45.


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC


              UNITED        CRSP INDEX FOR
             NATIONAL     NASDAQ STOCK MARKET   KEEFE, BRUYETTE, & WOODS
             BANCORP        (US COMPANIES)              50 INDEX
12/30/90       $ 100.00               $ 100.00                  $ 100.00
12/29/91       $ 112.13               $ 160.56                  $ 158.00
12/31/92       $ 165.98               $ 186.87                  $ 202.00
12/31/93       $ 253.47               $ 214.51                  $ 213.00
12/31/94       $ 293.44               $ 209.69                  $ 202.00
12/31/95       $ 328.43               $ 296.30                  $ 324.00

 PROPOSAL 2 -- AMENDMENT TO CERTIFICATE OF INCORPORATION, INCREASING THE NUMBER
                     OF AUTHORIZED SHARES OF COMMON STOCK.

GENERAL

    The Board of Directors on February 20, 1996 unanimously approved an amendment to Article 3 of Certificate to increase the authorized common stock to 5,000,000 shares.

    Under the proposed amendment, the Corporation will have a total of 5,300,000 authorized shares of which 5,000,000 shares are common stock and 300,000 shares are preferred stock which generally could be issued by the Board without further shareholder approval.


    The Certificate presently authorizes the issuance of 4,000,000 shares of common stock, of which 3,633,794 shares were issued and outstanding as of the record date and 300,000 preferred shares, none of which is issued or outstanding. The full text of the proposed amendment to the Certificate is attached to this Proxy Statement as Exhibit A. The following description of such amendment is qualified in its entirety by reference to Exhibit A.


PURPOSE OF THE PROPOSAL

    The purpose of this amendment is to maximize the Corporation's ability to expand its capital. Although the Corporation has no agreements, commitments or plans at this time for the sale or other use of additional shares of stock, the Board of Directors believes that the proposed authorization of additional common stock will provide the Corporation with increased flexibility in generating additional capital, achieving future acquisitions and meeting its corporate needs. If the issuance of shares is deemed advisable in connection with raising additional capital, or future acquisitions, having the authority to issue the additional shares would avoid the time delay and expense of a special shareholders' meeting to authorize the issuance of stock. No further action or authorization by the Corporation's shareholders would be necessary prior to issuance of such stock, except as may be required for a particular transaction by applicable law or regulation.

POSSIBLE ADVERSE EFFECTS OF THE PROPOSAL

    The issuance of the additional common stock may have certain adverse effects upon the current holders of common stock. Holders of the Corporation's common stock will not have preemptive rights with respect to any new common stock. The issuance of further common stock would increase the number of shares of common stock outstanding, thereby diluting percentage ownership of existing shareholders, as well as possibly diluting book value per share and/or earnings per share.

POSSIBLE ANTI-TAKEOVER EFFECTS OF THE PROPOSAL

    When in the judgment of the Board of Directors such action would be in the best interests of the shareholders and the Corporation, the issuance of shares could be used to create voting or other impediments or to discourage persons seeking to gain control of the Corporation, for example, by the sale of common stock to purchasers favorable to the Board of Directors. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares could also be used to dilute the stock ownership of a person or entity seeking to obtain control of the Corporation should the Board of Directors consider the action of such entity or person not to be in the best interests of the shareholders and the Corporation. Such issuance of common stock could also have the effect of diluting the earnings per share and book value per share of the common stock held by then existing holders of common stock.

VOTE REQUIRED FOR ADOPTION OF THE PROPOSAL

    In accordance with the New Jersey Business Corporation Act and the Certificate, the affirmative vote of a majority of those shares of common stock voting on this proposal is required to adopt the amendment to the Certificate.

RECOMMENDATION

    The Board of Directors unanimously recommends a vote FOR the amendment to the Certificate.

                             SHAREHOLDER PROPOSALS

    Any shareholder who intends to present a proposal for action at the 1997 Annual Meeting of Shareholders and desires that such proposal be included in the 1997 proxy statement and proxy for such meeting must furnish the proposal in writing addressed to Pierce A.R. Baugh, Vice President & Secretary, United National Corporation, 1130 Route 22 East, Bridgewater, NJ 08807 not later than November 21, 1996. The notice should be sent by certified mail with return receipt requested.

    SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE YEAR 1996


    Arthur Andersen LLP served as the Corporation's independent public accountants for the fiscal year ended December 31, 1995 and for the prior 15 years. Representatives of Arthur Andersen will be present at the Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.



    On October 17, 1995, the Board of Directors selected KPMG Peat Marwick LLP to replace Arthur Andersen as the Corporation's independent public accountants effective April 1, 1996. The change in accountants is the result of a recommendation by the Audit Committee to the Board of Directors after conducting a comprehensive review (in addition to their regular, ongoing evaluation) of the Corporation's needs and requirements with respect to independent public accounting services. The Audit Committee recommendation of the selection of KPMG Peat Marwick was based on detailed presentations made by KPMG Peat Marwick, Arthur Andersen and a third nationally recognized accounting firm.


    Arthur Andersen's reports on the Corporation's financial statements for each of the two most recently completed fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor was either such report qualified or modified as to uncertainty, audit scope or accounting principles. During the Corporation's two most recent fiscal years and the interim period preceding the change in accountants, (i) the Corporation believes there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter of such disagreements in connection with its reports on the Corporation's financial statements, and (ii) no "reportable events" (as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the Commission) occurred.

            OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

    The Board of Directors knows of no business that will be presented for consideration at the Meeting other than that stated in the Notice. Should any other matter properly come before the Meeting or any adjournment thereof, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

    WHETHER YOU INTEND TO BE PRESENT AT THE MEETING OR NOT, YOU ARE URGED TO RETURN YOUR SIGNED PROXY PROMPTLY.

                                          By Order of the Board of Directors

                                                      [SIGNATURE]
                                          Thomas C. Gregor
                                          CHAIRMAN OF THE BOARD


Bridgewater, New Jersey
March 20, 1996

                                   EXHIBIT A

ARTICLE 3 OF THE CERTIFICATE AT PRESENT

    The first sentence of Article 3, Section 1, of the Certificate presently reads as follows:

                                 CAPITAL STOCK

     1. The total authorized capital stock of the Corporation shall be 4,300,000 shares, consisting of 4,000,000 shares of Common Stock and 300,000 shares of Preferred Stock which may be issued in one or more classes or series.

ARTICLE 3 OF THE CERTIFICATE AS PROPOSED TO BE AMENDED

    The following is the first sentence of Article 3, Section 1 of the Certificate as proposed to be amended:

                                 CAPITAL STOCK

     1. The total authorized capital stock of the Corporation shall be 5,300,000 shares, consisting of 5,000,000 shares of Common Stock and 300,000 shares of Preferred Stock which may be issued in one or more classes or series.

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                                       UNITED NATIONAL BANCORP


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                       THE ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby appoints Frank H. Blatz, Joseph B. Hatfield and Ralph J. Smalley, Jr., each of them with full power of substitution and revocation, to act as attorneys and proxies of the undersigned and to vote on behalf of the undersigned all shares of Common Stock of United National Bancorp ("United"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held April 16, 1996 at 10:00 a.m. at the Headquarters Building of United, 1130 Route 22 East, Bridgewater, New jersey, or at any adjournment thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and hereby instructs said attorneys and proxies to vote as indicated herein and upon such other business as may properly come before the Meeting. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as set forth on the reverse. Please refer to the Proxy Statement for a discussion of each of these Proposals.

     This proxy is revocable and, when properly executed, will be vote in the manner directed herein by the undersigned. IF NO DIRECTIONS ARE MADE, THIS PROXY (IF SIGNED) WILL BE VOTED FOR MANAGEMENT'S NOMINEES FOR DIRECTORS AND FOR APPROVAL OF PROPOSAL 2.

      (Please sign proxy on reverse side and return in enclosed envelope.)

                                   UNITED NATIONAL BANCORP
                                   P.O. BOX 11175
                                   NEW YORK, NY  10263



(The Board of Directors recommends a vote "FOR")

1.   To elect (7) members to the Board of Directors of United:

     /___/     FOR all nominees listed below

     /___/     WITHHOLD AUTHORITY to vote for all nominees listed below.

     /___/     *EXCEPTIONS

Nominees:

     C. DOUGLAS CHERRY
     THOMAS C. GREGOR
     JOHN W. McGOWAN, III
     PATRICIA A. McKIERNAN
     CHARLES N. POND, JR.
     DAVID R. WALKER
     GEORGE J. WICKARD

(Instructions: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

Exceptions                                                        .
           -------------------------------------------------------

2. To approve an amendment to Bancorp's Certificate of Incorporation increasing the authorize common stock from 4,000,000 to 5,000,000 shares.

     /___/     FOR

     /___/     AGAINST

     /___/     ABSTAIN

3. At their discretion, the proxies are authorized to consider and vote upon such other business as may properly come before the Meeting or any adjournments thereof.

                    /___/     Change of Address and or Comments Mark Here



                         Please sign exactly as your name appears hereon. When signing in a representative capacity, please give full title.

                         Dated: ___________________________________

                         __________________________________________
                         Signature

                         __________________________________________
                         Signature

Votes MUST be indicated (x) in Black or Blue ink.

Please mark, sign, date and return this Proxy Card promptly using the enclosed envelope.